Exhibit 99.1

For more information, contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
November 2, 2011	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS THIRD QUARTER 2011 RESULTS
WEST DES MOINES, Iowa (November 2, 2011) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported third quarter 2011 operating income1 of $41.5 million, or $0.67 per diluted common share, an increase of 50% over 2010 third quarter operating income of $27.6 million, or $0.45 per diluted common share. Operating earnings were positively impacted by unlocking of assumptions utilized in the determination of deferred acquisition costs and deferred sales inducements which increased operating income by $12.5 million or $0.20 per diluted common share.
Performance highlights for the third quarter of 2011 include:

▪	Total invested assets grew 27% to $23.4 billion at September 30, 2011 compared to total invested assets of $18.5 billion at September 30, 2010.

▪	Net investment income, the principal component of total revenues, increased 17% to $305.5 million compared to third quarter 2010 investment income of $260.5 million.

▪	Annuity sales for the third quarter of 2011 grew 4% to $1.27 billion (before coinsurance) compared to third quarter 2010 annuity sales of $1.22 billion (before coinsurance).

▪	Estimated risk-based capital (“RBC”) ratio at September 30, 2011 remained above target at 350%.

▪	Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) was $15.33 at September 30, 2011 compared to $15.53 at June 30, 2011.

▪	Operating earnings return on average equity of 14.6% for the trailing four quarters ended September 30, 2011.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net loss was $13.1 million for the third quarter of 2011, compared to net income of $20.5 million for the same period in 2010.

ANNUITY SALES GAINED MOMENTUM IN THE THIRD QUARTER OF 2011
American Equity's sales during the third quarter of 2011 grew each month to a high of $462 million for September 2011, fueled in part by impending rate reductions announced earlier that month. High demand for fixed indexed annuities in the third quarter was generated by volatile equity markets, low rates on competing products such as bank certificates of deposit, and an ongoing public focus on longevity risk and retirement income planning. The average indexed interest credit to American Equity policy holders whose contract anniversary date fell within the third quarter of 2011 was 5.20% including interest credits linked to both equity and bond market indexes. Commented David J. Noble, Executive Chairman and Founder of American Equity: “Today's equity markets offer little respite from their steep swings up and down. At American Equity we are proud to offer products that provide much needed safety of principal as well as guaranteed lifetime income.”
BOND YIELDS MOVED LOWER
The aggregate yield on the company's invested assets was 5.70% for the third quarter of 2011 compared to 5.98% for the same period last year. A total of $1.5 billion in new fixed income securities were purchased during the third quarter of 2011 with an aggregate yield of 5.05%. The level of calls for redemption, sales and prepayments were significantly lower in the third quarter of 2011 at $182 million with an aggregate yield of 6.85%, compared to $1.5 billion with an aggregate yield of 5.66% in the second quarter of 2011, and $1.7 billion with an aggregate yield of 5.88% in the first quarter of 2011. New commercial mortgage loans made during the third quarter totaled $133 million with an aggregate yield of 5.67%.
The overall decline in yields caused a contraction in the spread of investment earnings over the cost of money on policyholder liabilities to 2.95% for the third quarter of 2011, compared to 3.09% for the same period in 2010. Spread earnings were also impacted by increased liquidity in the third quarter, with average cash balances at $496 million for this quarter compared to $395 million for the second quarter of 2011 and $185 million for the first quarter of 2011. The foregone investment income due to holding cash was an estimated 0.11% on spread earnings. This cost of higher liquidity was offset in part by an over hedging benefit of $2.4 million, which had a positive impact on spread earnings of 0.05%.
POLICYHOLER RATE REDUCTIONS IMPLEMENTED IN RESPONSE TO FALLING BOND YIELDS
On September 22, 2011 American Equity announced to its producers that rates on fixed interest strategies as well as caps and participation rates on indexed strategies would be reduced in the fourth quarter of 2011. Rates on new sales were reduced by 0.40% - 0.50% beginning with applications for policies received after October 7, 2011. In addition, renewal rate adjustments on the company's $23.4 billion of annuity account values at September 30, 2011 (net of coinsurance) will be implemented as of policyholder anniversary dates beginning after November 14, 2011. This is the first renewal rate reduction the company has implemented since 2007.

These renewal rate adjustments are intended to reduce the company's aggregate cost of money on policyholder liabilities by approximately 15-25 basis points over the next twelve months.
Should yields on new fixed income securities continue to fall, American Equity may announce additional rate reductions to maintain satisfactory spread results. In addition, American Equity has refiled its current products with lower minimum guaranteed rates to provide additional flexibility to adjust rates on future sales. On existing policyholder liabilities American Equity believes it continues to have adequate flexibility to adjust renewal caps and participation rates based on the margin between current caps and participation rates and minimum guaranteed rates. That margin ranges from 1.0% - 2.0% on the majority of American Equity's policyholder liabilities.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2011 earnings on Thursday, November 3, 2011, at 9 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 1-866-804-6929, passcode 74223033 (international callers, please dial 1-857-350-1675). An audio replay will be available via telephone through November 24, 2011 at 1-888-286-8010, passcode 39719319 (international callers will need to dial 1-617-801-6888).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, visit www.american-equity.com.

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American Equity Investment Life Holding Company

Net Income (Loss)/Operating Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,126	$3,181	$9,331	$9,111
Annuity product charges	20,405	18,538	57,259	52,673
Net investment income	305,502	260,475	894,508	758,230
Change in fair value of derivatives	(333,621)	93,980	(206,997)	(32,742)
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	(17,292)	11,298	(19,339)	22,264
OTTI losses on investments:
Total OTTI losses	(5,133)	(2,160)	(10,346)	(16,347)
Portion of OTTI losses recognized in other comprehensive income	(3,758)	(1,830)	(7,345)	8,316
Net OTTI losses recognized in operations	(8,891)	(3,990)	(17,691)	(8,031)
Loss on extinguishment of debt	—	—	—	(292)
Total revenues	(30,771)	383,482	717,071	801,213

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,888	2,128	6,282	6,629
Interest sensitive and index product benefits (b)	223,232	159,155	621,317	584,842
Amortization of deferred sales inducements (c)	(28,065)	5,184	22,892	21,516
Change in fair value of embedded derivatives	(205,565)	114,823	(138,225)	(11,513)
Interest expense on notes payable	7,984	4,940	23,723	14,264
Interest expense on subordinated debentures	3,488	3,805	10,435	11,206
Interest expense on amounts due under repurchase agreements	—	—	5	—
Amortization of deferred policy acquisition costs (c)	(28,930)	45,795	65,155	73,980
Other operating costs and expenses	15,903	16,213	50,011	48,900
Total benefits and expenses	(10,065)	352,043	661,595	749,824
Income (loss) before income taxes	(20,706)	31,439	55,476	51,389
Income tax expense (benefit)	(7,638)	10,925	18,927	17,494
Net income (loss) (b) (c)	(13,068)	20,514	36,549	33,895
Net realized gains (losses) and net OTTI losses on investments, net of offsets	8,988	(1,950)	12,738	(4,308)
Convertible debt retirement, net of income taxes	—	—	—	171
Net effect of derivatives and other index annuity, net of offsets	45,544	8,998	51,764	52,795
Operating income (a) (b) (d)	$41,464	$27,562	$101,051	$82,553

Earnings (loss) per common share (b) (c)	$(0.22)	$0.35	$0.62	$0.58
Earnings (loss) per common share - assuming dilution (a) (b) (c)	$(0.22)	$0.33	$0.59	$0.56
Operating income per common share (a) (b) (d)	$0.70	$0.47	$1.70	$1.41
Operating income per common share - assuming dilution (a) (b) (d)	$0.67	$0.45	$1.62	$1.34

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	59,596	58,564	59,429	58,422
Earnings (loss) per common share - assuming dilution	62,698	62,498	62,783	62,246
See notes on page 2.

American Equity Investment Life Holding Company

Operating Income
Three months ended September 30, 2011 (Unaudited)

		Adjustments
	As Reported (c)	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a) (d)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,126	$—	$—	$3,126
Annuity product charges	20,405	—	—	20,405
Net investment income	305,502	—	—	305,502
Change in fair value of derivatives	(333,621)	—	346,032	12,411
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(17,292)	17,292	—	—
Net OTTI losses recognized in operations	(8,891)	8,891	—	—
Total revenues	(30,771)	26,183	346,032	341,444

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,888	—	—	1,888
Interest sensitive and index product benefits	223,232	—	—	223,232
Amortization of deferred sales inducements	(28,065)	5,020	47,324	24,279
Change in fair value of embedded derivatives	(205,565)	—	164,118	(41,447)
Interest expense on notes payable	7,984	—	—	7,984
Interest expense on subordinated debentures	3,488	—	—	3,488
Interest expense on amounts due under repurchase agreements	—	—	—	—
Amortization of deferred policy acquisition costs	(28,930)	7,208	63,919	42,197
Other operating costs and expenses	15,903	—	—	15,903
Total benefits and expenses	(10,065)	12,228	275,361	277,524
Income (loss) before income taxes	(20,706)	13,955	70,671	63,920
Income tax expense (benefit)	(7,638)	4,967	25,127	22,456
Net income (loss)	$(13,068)	$8,988	$45,544	$41,464

Earnings (loss) per common share	$(0.22)			$0.70
Earnings (loss) per common share - assuming dilution	$(0.22)			$0.67

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, loss on extinguishment of debt and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Nine months ended September 30, 2011 includes an adjustment recorded in the first quarter of 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

(c)
Three and nine months ended September 30, 2011 include benefit from unlocking which reduced amortization of deferred sales inducements by $5.0 million and amortization of deferred policy acquisition costs by $9.1 million, reduced the net loss for the three months ended September 30, 2011 and increased net income for the nine months ended September 30, 2011 by $9.1 million, reduced loss per common share and loss per common share - assuming dilution for the three months ended September 30, 2011 by $0.15 per share, and increased earnings per common share and earnings per common share - assuming dilution for the nine months ended September 30, 2011 by $0.15 per share and $0.14 per share, respectively.

(d)
Three and nine months ended September 30, 2011 includes benefit from unlocking which reduced amortization of deferred sales inducements by $7.3 million and amortization of deferred policy acquisition costs by $12.1 million and increased operating income by $12.5 million, operating income per common share by $0.21 per share and operating income per common share - assuming dilution by $0.20 per share.